Exhibit 99.1

Birner Dental Management Services, Inc. Elects New Interim Chairman, Announces Results Of The 2018 Annual Meeting Of Shareholders

DENVER, June 25, 2018 /PRNewswire/ -- Birner Dental Management Services, Inc. (OTCQX: BDMS), business services provider of PERFECT TEETH® dental practices, announced that Joshua S. Horowitz has been elected by the Board of Directors as Interim Chairman of the Board, replacing Frederic W.J. Birner. The Company also announced the official voting results of its 2018 Annual Meeting of Shareholders, which took place in Denver, Colorado on Wednesday, June 20, 2018.

Outstanding votable shares: 2,874,761
Total voted common shares represented by proxy 2,472,983
Percentage of the outstanding votable shares: 86%

Proposal # 1 Election of Directors

	For	Withhold	Non-votes
Frederic W.J. Birner	534,161	1,643,023	295,799
Joshua S. Horowitz	1,000,000	0	0

Proposal # 2 Approval of Equity Incentive Plan Amendment

For	1,580,839
Against	451,775
Abstain	144,570
Non-Votes	295,799

Proposal #3 Approval of Moss Adams LLP, the Company's Accounting Firm

For	2,297,541
Against	1,036
Abstain	174,406

Interim Chairman of the Board, Joshua S. Horowitz commented, "We want to thank all of the shareholders for participating in this year's Annual Meeting. The Board will take every vote into consideration and will use the results as a framework for conducting business and setting our strategy going forward. We are excited to work urgently and collaboratively with management to help the Company realize its full potential."

Forward-Looking Statements

Certain of the matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include statements regarding the Company's prospects and performance in future periods, including the amount of bank debt, performance of de novo offices, they payment or nonpayment of dividends and dentist turnover. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These and other risks and uncertainties are set forth in the reports filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update these forward-looking statements.

For Further Information Contact:
Birner Dental Management Services, Inc.
Dennis Genty
Chief Financial Officer
(303) 691-0680